ENTERGY CORPORATION AND SUBSIDIARIES
                      CAPITALIZATION RATIOS
                       September 30, 1998
                           (Unaudited)

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

                                   Consolidated   Pro Forma Amounts(1)    Equity   Debt
                                     per 10-Q
                                                      (In Thousands)
Long-term debt                       8,942,186       288,115                    9,230,301
Currently maturing long-term debt      323,992     (160,000)                      163,992
Notes payable                           41,052                                    414,052
Obligations under capital leases       233,482                                    233,482
Obligations under capital leases-      138,526                                    138,526
  current
Subsidiaries' preferred stock with
  sinking fund                         178,755                                    178,755
Subsidiary's preference stock          150,000                                    150,000
Company-obligated mandatorily
  redeemable preferred securities
  of subsidiary trusts holding
  solely junior subordinated           215,000                    215,000
  deferrable debentures
Company-obligated redeemable
  preferred securities of
  subsidiary holding solely junior
  subordinated deferrable              300,000                    300,000
  debentures
Subsidiaries' preferred stock
  without sinking fund                 334,455                    334,455
Common Stock                             2,468                      2,468
Paid-in capital                      4,629,098                  4,629,098
Retained earnings                    2,365,285                  2,365,285
Cumulative foreign currency
  translation adjustment              (88,373)                   (88,373)
Less - treasury stock                    6,188                      6,188
                                    _____________________________________________________
     Total                          18,132,738       128,115    7,751,745      10,509,108
                                    =====================================================
Actual amounts in millions of           18,133                      7,752          10,381
  dollars
Actual capitalization ratios            100.0%                      42.7%           57.3%

Pro forma amounts in millions of        18,261                      7,752          10,509
  dollars
Pro forma capitalization ratios         100.0%                      42.5%           57.5%




                    NOTES

(1) To reflect pro forma adjustments in PEA #6, adjusted to 1998 maturities.

(2) To compute ratios prior to the original EWG/FUCO investment in 4th quarter 1992.
     (Note: This is also prior to the Gulf States Utilities merger.)

(3) To compute ratios prior to the investment in CitiPower in 1st quarter 1996.


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